	XANSER CORPORATION
	CONSOLIDATED STATEMENTS OF OPERATIONS
	(In thousands, except per share amounts)
	(Unaudited)
	Three Months		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Services	$66,765	$33,859	$245,850	$146,975
Products	25	981	538	6,906

Total revenues	66,790	34,840	246,388	153,881

Costs and expenses:
Operating costs	44,631	23,127	160,476	92,805
Cost of products sold	—	1,090	275	7,459
Depreciation and amortization	1,111	785	3,772	3,514
Selling, general and administrative	19,649	10,393	79,044	51,763
Write-off of goodwill	654	—	654	—
Gain on sale of assets	—	(2,102)	—	(2,102)
Provision for lease termination costs	267	1,333	267	1,333
Total costs and expenses	66,312	34,626	244,488	154,772

Operating income (loss)	478	214	1,900	(891)
Interest and other income, net	211	173	866	660
Interest expense	(826)	(248)	(2,807)	(1,040)

Income (loss) before income taxes	(137)	139	(41)	(1,271)
Income tax expense	(707)	(438)	(3,391)	(2,995)

Net income (loss)	$(844)	$(299)	$(3,432)	$(4,266)

Earnings (loss) per common share — Basic and Diluted	$(0.02)	$(0.01)	$(0.10)	$(0.13)

	XANSER CORPORATION
	SUPPLEMENTAL INFORMATION
	(In thousands)
	(Unaudited)
	Three Months		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Technical services	$64,459	$30,910	$235,222	$131,821
Government and other services	2,331	3,930	11,166	22,060

	$66,790	$34,840	$246,388	$153,881

Operating income (loss):
Technical services	$2,326	$2,128	$11,915	$10,114
Government and other services	49	(983)	(5,033)	(7,747)
General and corporate	(1,897)	(931)	(4,982)	(3,258)

	$478	$214	$1,900	$(891)